Exhibit 10.12

***	Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

RESTATED COMMUNICATING THERMOSTAT CO-DEVELOPMENT

AND SUPPLY AGREEMENT

This Restated Communicating Thermostat Co-Development and Supply Agreement (the “Agreement”) is made and entered into on July 1, 2005, but with an effective date of March 8, 2004 (the “Effective Date”), by and between the White-Rodgers Division (“WR”) of Emerson Electric Co., a corporation organized and existing under the laws of the State of Missouri, having an office and principal place of business at 8100 West Florissant Avenue, St. Louis, Missouri 63136, and Comverge, Inc. (“Comverge”), a corporation organized and existing under the laws of the State of Delaware, having an office and principal place of business at 120 Eagle Rock Avenue, Suite 190, East Hanover, New Jersey 07936 who, singularly or collectively, may be referred to in this Agreement as a party or the parties (“Party” or “Parties”).

BACKGROUND

WHEREAS, WR is engaged in, among other things, the design, development, manufacture and sale of heating, ventilating and air conditioning equipment, including thermostats for controlling temperature in air conditioners, furnaces and heat pumps;

WHEREAS, Comverge is a reseller of programmable thermostats enhanced with communication modules, which it markets under its trademarks SuperStatTM and PriceStatTM;

WHEREAS, in connection with the sale of programmable thermostats, Comverge designs, develops and manufactures modular, one-way and two-way communication interfaces, which permit the thermostats to be controlled remotely in response to a radio or other signal (“Communication Modules”, as more specifically defined in Article 1.3 below);

WHEREAS, WR and Comverge desire to work together in good faith for the development by WR of one or more customized thermostats (“Customized Thermostats”, as more specifically defined in Article 1.3 below) that will be programmable and will offer, among other features, the functionality(ies) as provided for in the Statement of Work (as defined in Article 1.3 below), to be combined with Communication Modules in a single, two-piece platform;

WHEREAS, Comverge desires that WR (or its authorized contract manufacturers) manufacture Customized Thermostats, which Comverge will market under new or existing trademarks;

WHEREAS, Comverge desires to be WR’s exclusive reseiler of Customized Thermostats to North American Utilities (as defined in Article 1.3 below).

NOW THEREFORE, in consideration of the foregoing premises and of the mutual agreements, covenants and provisions herein contained, the Parties do hereby agree as follows:

ARTICLE 1 – INCORPORATION OF BACKGROUND; EFFECT ON PRIOR AGREEMENT; DEFINITIONS

1.1 Background. The Background provisions of this Agreement are incorporated herein by reference thereto as if fully set forth in this Agreement.

1.2 Prior Agreement. The Parties have previously entered into that certain Communicating Thermostat Co-Development, Sale and Purchase Agreement dated March 8, 2004 (the “Prior Agreement”) to govern the development of a customized thermostat by WR and a communication module by Comverge, and the sale of the customized thermostat by WR to Comverge for resale by Comverge. The Prior Agreement shall be superseded and replaced by this Agreement and shall cease to have effect on or after the Effective Date of this Agreement.

1.3 Definitions. The following words and phrases shall have the following meanings for the purposes of this Agreement. Words importing persons include corporations and other entities, including governmental entities. Words importing only the singular include the plural and vice versa when the text requires.

a. “Affiliate” of any Party shall mean any entity, corporate or other, which controls, is controlled by, or is under common control or in joint venture with such Party. For purposes of this definition, one entity controls another if the first entity owns an equity participation or voting interest of not less than 50.1% of such other entity. The arties shall not be deemed Affiliates of one another.

b. “Agreement” shall mean this document, the Statement of Work, the Thermostat Unique Attachments, and the following exhibits: Exhibit A – Existing Comverge Customers of Equivalent Thermostats, Exhibit B – Warranty, and Exhibit C – Form of Thermostat Unique Attachment, which are attached hereto and made a part hereof, and any amendments, modifications or supplements thereof and thereto.

c. “Co-Development” shall mean the activities between the Parties targeted at integrating the Customized Thermostat, to be developed by WR, with the Communications Module, to be developed by Comverge, pursuant to a particular Statement of Work.

d. “Communication Module” shall mean a newly developed communications interface, to be designed by Comverge pursuant to a particular Statement of Work, that will be integrated with the Customized Thermostat developed by WR pursuant to the same Statement of Work.

e. “Customized Thermostat” shall mean a newly developed thermostat to be designed by WR pursuant to a particular Statement of Work. “Customized Thermostat” does not include any Prototype Test Unit, or PTU, as defined in Article 5.1.

f. “Intellectual Property Rights” shall mean all patents, trademarks, copyrights, trade secrets, and related filings for all patents, trademarks, or copyrights, and all information and know-how related to the design, manufacture, test, installation, operation, distribution or sale of Customized Thermostats or Communications Modules.

g. “Measurement Year” shall mean, for a particular Thermostat Unique Attachment, a twelve-month period beginning on the date specified therein or any anniversary of such date.

h. “North American Utilities” shall mean electric utilities, energy service companies, electric cooperatives, electrical aggregators, retail energy providers, independent system operators and, to the extent they provide electric power, local distribution companies, municipalities, independent school districts, municipal utility districts and military bases, located in North America.

i. “Schedule” shall mean those timeframes, set forth in the applicable Statement of Work, for completing the development milestones pertaining to the Co- Development contemplated by that Statement of Work.

j. “Statement of Work” shall mean a document or set of related documents that (i) is (are) mutually agreed upon and executed by WR and Comverge and (ii) contain(s) the specifications, the Schedule, and other written requirements and descriptions necessary for the development of a particular Customized Thermostat and Communication Module, and any changes agreed to by the Parties in writing that may be made with respect thereto from time to time pursuant to this Agreement.

k. “Thermostat Unique Attachment” shall mean a document, in the form of Exhibit C hereto, setting forth specific terms with respect to the purchase by Comverge of a particular Customized Thermostat.

1. “Unamortized Cost” shall be as specified in the applicable Thermostat Unique Attachment, and shall represent that portion of WR’s total development cost with respect to a particular model of Customized Thermostat that has neither been paid directly by Comverge in the form of a Co-Development Payment (as defined in Article 2.2) nor recovered by WR through the sale of such Customized Thermostats to Comverge.

ARTICLE 2 – DEVELOPMENT, MARKETING AND PROTECTION OF CUSTOMIZED THERMOSTATS AND COMMUNICATION MODULES

2.1 Co-Development. Each Customized Thermostat and Communication Module shall be developed by WR and Comverge, respectively, in accordance with the applicable Statement of Work and the Schedule set forth therein.

2.2 Co-Development Expenses. With respect to each Customized Thermostat (by model, not unit), Comverge shall pay to WR that amount specified in the applicable Thermostat Unique Attachment (the “Co-Development Payment”), for use by WR in connection with the Co-Development with respect to that Customized Thermostat. Except for these payments and any liability of Comverge for the Unamortized Cost under the applicable Thermostat Unique Attachment, each Party will be responsible for its own costs and expenses in connection with the Co-Development.

2.3 Joint Marketing Efforts. WR agrees that it will use commercially reasonable efforts to support Comverge’s marketing and promotion of Customized Thermostats, such efforts to include, without limitation, (i) providing technical sales support as may be reasonably requested by Comverge, (ii) providing qualified company representatives to appear jointly with Comverge representatives at up to four mutually agreeable speaking engagements and/or trade shows annually to promote and market the Customized Thermostats, inclusive of all models (for example, if WR appears at four speaking engagements and/or trade shows to promote and market one particular model of Customized Thermostat, WR will have fulfilled its obligations under this clause (ii)), (iii) making one or more qualified WR representatives readily available during normal working hours to give testimonials to or respond to questions from potential customers, and (iv) with the prior written consent of WR and pursuant to a separate license as referenced in Article 7 below, permitting usage of WR’s logos and trademarks in advertising and promotional materials, including its website, (collectively the “Joint Marketing Efforts”). Each of the Parties will be individually responsible for all costs and expenses incurred by it in connection with the Joint Marketing Efforts.

2.4 Ownership of Intellectual Property Rights in Customized Thermostats. All Intellectual Property Rights in all inventions and developments resulting from the Co- Development relating to or implemented in the Customized Thermostats (“Thermostat IP”), except the Communication Modules integrated with the Customized Thermostats, are the sole and exclusive property of WR, regardless of whether patentable and regardless of by whom made. Comverge agrees to assign, and hereby does assign all right, title, and interest in the Thermostat IP to WR. Comverge agrees to have agreements in place with all personnel (including employees and contractors) who participate in the Co-Development to enable Comverge to meet its obligations under this Agreement, and shall cause its personnel to assign the Thermostat IP to WR. Comverge agrees to execute such further documents and take such actions, and cause its personnel to execute such further documents and take such actions, as reasonably requested by WR to secure and enforce its rights in the Thermostat IP.

2.5 Ownership of Intellectual Property Rights in Communication Modules. All Intellectual Property Rights in all inventions and developments resulting from the Co- Development relating to or implemented in the Communication Modules (“Communication Module IP”), except the Customized Thermostats integrated with the Communication Modules, are the sole and exclusive property of Comverge, regardless of whether patentable and regardless of by whom made. WR agrees to assign, and hereby does assign all right, title, and interest in the Communication Module IP to Comverge. WR agrees to have agreements in place with all personnel (including employees and contractors) who participate in the Co-Development to enable WR to meet its obligations under this Agreement, and shall cause its personnel to assign the Communication Module IP to Comverge. WR agrees to execute such further documents and take such actions, and cause its personnel to execute such further documents and take such actions, as reasonably requested by Comverge to secure and enforce its rights in the Communication Module IP.

2.6 Ownership of Intellectual Property Rights in Technology and Inventions Other Than Customized Thermostats and Communication Modules.

a. All technology and inventions jointly developed by WR and Comverge, other than technology and inventions pertaining to Customized Thermostats (WR Intellectual Property) and Communication Modules (Comverge Intellectual Property) as provided for above, will be jointly owned by WR and Comverge and WR and Comverge may freely and separately exploit any such technology and inventions for their own use (including, but not limited to, using the jointly-owned technology and inventions to manufacture products and/or incorporating the jointly-owned technology and inventions into products, in each case for sale to third parties) without obligation to each other. However, if either Party licenses the jointly owned technology and inventions to an unrelated person or entity, other than by a license incident to the sale of the Party’s products to that person or entity, then the licensing Party will pay to the other Party a royalty in the amount of the lesser of $*** per unit ***% of the sale price of any individual unit that incorporates the jointly developed technology. The licensing Party shall provide written quarterly reports to the other party regarding the licensing Party’s license deals.

b. The Parties agree to meet to discuss in good faith the filing of patent applications on any jointly-developed inventions. If the Parties cannot agree on a filing strategy, either Party may, at its own expense, initiate the preparation of a patent application on any jointly-developed inventions, and the Parties shall cooperate in the preparation and filing of the application. In the event the Parties agree to the filing of a patent application, the Parties will share all filing expenses equally. Each Party will be named as co-inventor and/or co-assignee to each patent described herein. The Party initiating the preparation of a patent application shall circulate a draft of all papers, marked as Confidential, prior to filing, and shall promptly provide the other Party with copies of all correspondence to and from the various patent offices. The Party initiating the preparation shall endeavor to take into account input timely received from the other Party.

c. The Parties agree to meet to discuss any infringement of any Intellectual Property Rights in any jointly-developed invention. If the Parties cannot agree on the prosecution of such infringements, either Party may, at its own expense, initiate an infringement action. The non-initiating Party agrees to join in such action as required by law. Any recovery or settlement from such action shall go first to reimbursing each Party for the expenses incurred by it in prosecuting the infringement, and any excess shall be divided equally between the Parties.

2.7 Patent Applications. Neither Party shall have any duty or obligation to the other Party to apply for any patents to protect any invention(s) that result from their respective development activities pertaining to the Customized Thermostats or the Communication Modules. However, for so long as this Agreement remains effective (including any renewal terms), WR will have a non-assignable, non-transferable license to use Communication Module IP, and Comverge will have a non-assignable, non-transferable license to use Thermostat IP, where such is necessary for a Party to perform its obligations hereunder or fully enjoy its rights hereunder.

2.8 Intellectual Property Rights Infringement. In the event any Intellectual Property Rights are obtained by either Party in connection with their respective developments of the Customized Thermostats or the Communication Modules, the Parties will cooperate to police infringement of any such Intellectual Property Rights and will promptly notify each other of any actual or suspected infringement(s) of which they become aware. If and when any such infringement is determined by either Party to exist, the Party owning such Intellectual Property Rights will have the sole right to take action against and control any action against the infringer(s), including filing suit if such Party deems such action appropriate. If the Party owning the Intellectual Property Rights chooses not to exercise such rights and the infringing product is being used as part of an integrated thermostat and communications module competitive with the integrated Customized Thermostat/Communication Module product, the other Party may take action against the infringer, to the extent such infringement affects the rights of the other Party, after first obtaining the written consent do so of the owning Party, which consent shall not be unreasonably withheld. For purposes of the preceding sentence, without otherwise affecting the meaning of the phrase “unreasonably withheld”: (i) it shall not be unreasonable for the owning Party to withhold consent if the alleged infringer is either (A) a customer of the owning Party or any affiliate of the owning patty or (B) an affiliate of the owning Party; and (ii) it shall be unreasonable for the owning Party to withhold consent solely because it does not want to spend money to prosecute or assist in the prosecution of such suit. Each Party will, at all times, cooperate with the other Party in connection with any such suspected or actual infringement, including agreeing to be named as a party in any such infringement lawsuit where joinder of such Party is necessary or deemed appropriate by the other Party. Where, pursuant to this right, the Party owning the Intellectual Property Rights elects in any given instance to file suit against an infringer, such Party will do so at its own cost and expense and, thus, be entitled to keep for itself any recovery derived therefrom.

ARTICLE 3 – TESTING AND FINAL ACCEPTANCE

3.1 Prototype Test Units. WR shall use commercially reasonable efforts to furnish Comverge, on or before the date specified in the applicable Schedule, with that number Customized Thermostat test units (“Prototype Test Units” or “PTU’s”) specified in the applicable Thermostat Unique Attachment.

3.2 Testing. Comverge shall have ninety (90) days from the date of receipt of the PTU’s to perform and complete such tests of the PTU’s as it deems necessary, in its sole discretion and at its sole expense. If requested by Comverge, WR shall provide reasonable assistance to facilitate the testing. WR will provide Comverge with all WR laboratory certification results for use by Comverge as part of the PTU review process.

3.3 Final Acceptance. Comverge shall notify WR, in writing, that it has either accepted or rejected the PTU’s on or before ninety (90) days, or such additional period as WR may agree to in writing, following receipt of the Prototype Test Units. Comverge shall accept the PTU’s if they conform to the Statement of Work and perform in accordance with specifications and within tolerance ranges specified in the Statement of Work. Moreover, failure by Comverge to so notify WR within such ninety-day period shall be deemed an acceptance of the PTU’s by Comverge. Any such acceptance or deemed acceptance shall be deemed a “Final Acceptance” for purpose of this Agreement. Upon Final Acceptance of PTU’s, Comverge may place orders for that model of Customized Thermostat represented by such PTU’s.

3.4 Rejection. If any PTU fails to conform to the Statement of Work, the notice of rejection described in Article 3.3 shall describe, in reasonably sufficient detail, Comverge’s reason(s) for rejection. WR shall, within fourteen (14) days from the date of receipt of Comverge’s notice of rejection, or such longer period to which Comverge may agree in writing, submit to Comverge a corrective action plan and a timetable to implement such plan and submit corrected PTU’s. Upon receipt of corrected PTU’s, Comverge shall then have thirty (30) days to accept or reject the same, and the provisions of Article 3.3 will apply to such re-submitted PTU’s; provided, however, that if Comverge rejects the re-submitted PTU’s for the same failure or problem, Comverge shall have the right to terminate the applicable Thermostat Unique Attachment.

3.5 Tooling. If, after testing the PTU’s, Comverge desires to change any of the specifications or other requirements for the Customized Thermostat and such change(s) require the acquisition of new tooling or equipment, or the modification of existing tooling or equipment, by WR, Comverge shall be responsible for the direct costs of such acquisition or modification as shall be reasonably documented by WR at Comverge’s request.

3.6 ***

ARTICLE 4 – TERMS OF PURCHASE AND SALE

4.1 Standard Unit Pricing. Customized Thermostats shall be priced in accordance with the applicable Thermostat Unique Attachment. If Comverge or any of its North American Utility customers requires significant changes in form, features, or functionality of the Customized Thermostat as compared to the form, features, or functionality described in or contemplated by the applicable Statement of Work, such pricing shall be subject to equitable adjustment. Any such change in pricing shall be mutually agreed by the Parties and set forth in an amended Thermostat Unique Attachment.

4.2 Shipping. Customized Thermostats will be shipped and delivery will occur CPT (per Incoterms 2000) Comverge’s facility in Franklin, TN. Comverge acknowledges that a change in the shipping destination may require changes in the price(s) of the Customized Thermostats.

4.3 Minimum Release Quantities. The minimum quantity for shipments or releases shall be as set forth in the applicable Thermostat Unique Attachment.

4.4 Payment Terms. Comverge shall pay all amounts invoiced by WR within *** (***) days of date of invoice.

4.5 Payment Procedures. WR shall promptly prepare and submit to Comverge its invoices for Customized Thermostats shipped. Invoices shall be prepared in such form and in such detail as reasonably requested by Comverge.

Invoices shall be submitted, in duplicate, to:

Comverge, Inc.

4497 Park Drive

Norcross, Georgia 30093

Attn: Controller

4.6 Non-Payment. If Comverge fails to pay any amount owed to WR hereunder when due (other than amounts subject to a bona fide dispute) and does not cure such failure within ten (10) business days after receiving WR’s written notice thereof, WR may suspend performance hereunder, without liability to Comverge, until all such amounts have been paid. In such event, the time for performance will be adjusted according to the length of the suspension.

4.7 Rebate. The terms of any rebate programs will be set forth in the Thermostat Unique Attachments.

4.8 Governing Terms. Except for the price, type and quantity of Customized Thermostats ordered, delivery date(s) and shipping destination(s) set forth in accepted purchase orders (the “Applicable PO Terms”), terms and conditions contained in Comverge’s purchase orders, WR’s order acknowledgements or other communications between the Parties relating to the purchase or sale of Customized Thermostats will be without effect. The terms and conditions contained in this Agreement, together with the Applicable PO Terms, will exclusively govern the purchase and sale of Customized Thermostats between the Parties.

4.9 Forecasts. On the first business day of each quarter, Comverge will provide WR with a written forecast (a “Forecast”) of the quantities of Customized Thermostats Comverge anticipates it will purchase during each month of the ensuing twelve (12) month period. Forecasts may be transmitted to WR by mail, fax, electronic data interchange or other agreed- upon method. If WR does not receive a Forecast during a particular quarter, the most recent Forecast received by WR will continue to apply. Forecasts are non-binding and are for planning purposes only.

4.10 Lead-time(s). All Forecasts and delivery and/or release dates must be consistent with the lead-time(s) quoted or specified by WR.

ARTICLE 5 – CUSTOMIZED THERMOSTAT / COMMUNICATION MODULE INTEGRATION

Unless otherwise agreed by the Parties, Comverge will be responsible for integrating the Communication Modules and the Customized Thermostats.

ARTICLE 6 – EXCLUSIVITY

6.1 Exclusive Reseller. Upon Final Acceptance of PTU’s of a particular model of Customized Thermostat, WR hereby appoints Comverge as its exclusive reseller of such model of Customized Thermostat to North American Utilities, and Comverge hereby accepts such appointment, subject to the terms and conditions of this Agreement. Provided WR is meeting its requirements to supply such Customized Thermostats to Comverge, WR shall be free to sell such Customized Thermostats to any other customers or into any other market, whether directly or indirectly through resellers and distributors; except that for so long as Comverge is WR’s exclusive reseller under this Article 6.1, WR shall not sell such Customized Thermostats, directly or indirectly through resellers, distributors, or licensees of WR’s Intellectual Property Rights, to any person or entity who, at the time WR becomes obligated to make such sale, WR knows (i) sells thermostats in conjunction with or participates in Demand-Side Management Programs (as defined below) sponsored by a North American Utility or (ii) provides Demand-Side Management Programs or price responsive/sensitive energy conservation products/programs to North American Utilities in competition with Comverge. For purposes of the preceding sentence, WR’s knowledge is determined solely on the basis of the actual knowledge of WR’s President or Vice President of Sales & Marketing Distribution. “Demand-Side Management Programs” consist of planning, implementing, monitoring and control activities that are designed to provide demand-side relief, by means of Equivalent Thermostats (as defined in Article 6.3), from events that constrain the supply or transmission of electricity.

6.2 Termination as Exclusive Reseller. Comverge’s appointment as exclusive reseller under Article 6.1 with respect to a particular model of Customized Thermostat will expire that number of months after the effective date of the applicable Thermostat Unique Attachment as is set forth therein, unless the Parties agree in a signed writing to extend such appointment, and will automatically terminate in the event this Agreement or the applicable Thermostat Unique Attachment expires or is terminated. Moreover, if (A) the purchase volume per Measurement Year (based on Customized Thermostats shipped by WR to Comverge during that year) is reduced by Comverge below the applicable volume set forth in the applicable Thermostat Unique Attachment for any reason other than force majeure (as described in Article 26) or in connection with a warranty claim that aggregate failure rates of such Customized Thermostat exceed 2% during the then-most-recent twelve-month period (as verified by WR), or (B) Comverge breaches its exclusivity obligations under Article 6.3, WR shall have the option of terminating Comverge as its exclusive reseller of Customized Thermostats to North American Utilities by giving Comverge at least five (5) days written notice of such termination. Termination of Comverge as exclusive reseller pursuant to the immediately preceding sentence shall not be construed as a termination for cause pursuant to Article 8.2 and shall not modify or cancel any other provisions of this Agreement.

6.3 Exclusive Source. For each model of Customized Thermostat, beginning on the date of Final Acceptance of the relevant PTU’s and continuing as long as Comverge is WR’s exclusive reseller of that Customized Thermostat, Comverge will purchase all of its requirements for that Customized Thermostat and Equivalent Thermostats (as defined below) exclusively from WR. Moreover, Comverge will not engage in discussions or negotiations with other persons or entities for purposes of obtaining Customized Thermostats or Equivalent Thermostats from any source other than WR during such period of time; provided, however, Comverge shall not be prohibited from entering into such discussions or negotiations if Comverge rejects the applicable PTU’s pursuant to Article 3.4 or the Customized Thermostats encounter warranty claims of aggregate failure rates in excess of 2% during the then-most-recent twelve-month period (as verified by WR). Notwithstanding the foregoing, Comverge may: (i) honor contractual obligations in existence on the date of Final Acceptance to purchase Equivalent Thermostats from other suppliers; and (ii) honor existing relationships with any of the customers listed in Exhibit A by supplying them with Equivalent Thermostats purchased from other suppliers, but only if the applicable customer listed in Exhibit A specifically requests or requires that Comverge supply Equivalent Thermostats; provided, however, that Comverge shall use commercially reasonable efforts to promote the sale of Customized Thermostats to such customers. “Equivalent Thermostats” means thermostats that have the same or substantially similar application and/or function as do the Customized Thermostats.

6.4 If the parties agree in the future that WR (instead of Comverge) will sell the integrated Customized Thermostat/Communication Module product, the Parties will, in good faith, negotiate mutually agreeable, appropriate amendments to this Article 6.

ARTICLE 7 – BRANDING

Customized Thermostats purchased by Comverge pursuant to this Agreement shall carry the “White-Rodgers” brand name and trademark, and/or such other brand name and trademark as WR may specify, in the form, manner, and placement as WR shall determine in its sole discretion. With WR’s prior approval, Comverge and Comverge’s customer may be permitted to place additional brand names and trademarks on Customized Thermostats. Any use of the WR brand and trademarks will, however, be governed by a license (separate from this Agreement) signed by WR and any other party authorized to use the WR brand or trademark and, in no event, will the placement of brands and trademarks other than the WR brand or trademark be permitted to dilute or in any way diminish the distinctive character of the WR brand and trademark. Thus, Comverge shall not display any letter(s), word(s), design(s), symbol(s), or other matter of any kind in such proximity to any WR brand or trademark so as to tend to alter or dilute them.

ARTICLE 8 – TERM, TERMINATION

8.1 Term. The term of this Agreement shall commence on the Effective Date and shall expire when there in no Thermostat Unique Attachment in effect, unless terminated sooner by the mutual consent of the Parties or pursuant to other provisions of this Article 8. Such term hall be extended only upon the written agreement of the Parties.

8.2 Termination by Comverge for Cause. Without prejudice to any other legal or equitable right or remedy which it would otherwise possess hereunder, or as a matter of law, Comverge shall be entitled, at any time, to terminate this Agreement for any one of the following reasons by giving WR a written notice of termination:

a. If WR becomes insolvent, commits any act of bankruptcy, makes a general assignment for the benefit of creditors, or becomes the subject of any proceeding commenced under any statute or law for the relief of debtors; or

b. If a receiver, trustee or liquidator of any of the property or income of WR is appointed; or

c. Except as permitted under Article 9, if WR enters into any material subcontract or materially changes any subcontract, or sells or assigns this Agreement or any part thereof without the prior written consent of Comverge; or

d. If: (i) any Customized Thermostat, or any part thereof, is held to infringe the patent rights of a third party, or if WR is held to have misappropriated from a third party information or technology in the development of any Customized Thermostat; and (ii) as a result an injunction is entered prohibiting the manufacture of the Customized Thermostat; and (iii) WR has not redesigned the Customized Thermostat to meet the applicable specifications but to not be subject to such injunction within the later of (A) ninety (90) days from the date of such injunction or (B) such longer period of time as may be agreed by the Parties, provided that, with respect to (B), if WR demonstrates to Comverge’s reasonable satisfaction that it can redesign the Customized Thermostat to meet the applicable specifications but to not be subject to the injunction within an additional thirty (30) days beyond the initial ninety (90) day period, Comverge shall agree to such longer period of time; or

e. If WR suspends performance or shipments under this Agreement as provided for in Article 26 for any period of sixty (60) consecutive days.

8.3 Termination by WR for Cause. Without prejudice to any other legal or equitable right or remedy which it would otherwise possess hereunder, or as a matter of law, WR shall be entitled, at any time, to terminate this Agreement for any one of the following reasons by giving Comverge a written notice of termination:

a. If Comverge becomes insolvent, commits any act of bankruptcy, makes a general assignment for the benefit of creditors, or becomes the subject of any proceeding commenced under any statute or law for the relief of debtors; or

b. If a receiver, trustee or liquidator of any of the property or income of Comverge is appointed; or

c. If: (i) any Communication Module, or any part thereof, is held to infringe the patent rights of a third party, or if Comverge is held to have misappropriated from a third party information or technology in the development of any Communication Module; and (ii) as a result an injunction is entered prohibiting the manufacture of the

Communication Module; and (iii) Comverge has not redesigned the Communication Module to meet the applicable specifications but to not be subject to such injunction within the later of (A) ninety (90) days from the date of such injunction or (B) such longer period of time as may be agreed by the Parties, provided that, with respect to (B), if Comverge demonstrates to WR’s reasonable satisfaction that it can redesign the Communication Module to meet the applicable specifications but to not be subject to the injunction within an additional thirty (30) days beyond the initial ninety (90) day period, WR shall agree to such longer period of time; or

d. If Comverge suspends performance or shipments under this Agreement as provided for in Article 26 for any period of sixty (60) consecutive days.

8.4 Waivers. Each instance of default shall be treated as separate, even if related to the same event or events and the non-defaulting Party shall be permitted to pursue any and all rights and remedies available hereunder or at law or in equity by reason thereof without terminating this Agreement for cause. Any waiver or release by a non-defaulting Party of any instance of default shall not operate as a waiver or release of any other instance of default.

8.5 Termination Exception. This Agreement shall not be subject to termination in accordance with this Article 8 if the non-defaulting Party’s failure to perform its obligations hereunder contributed to the defaulting Party’s failure to meet its obligations under this Agreement.

8.6 Payment on Default. In the event of termination by Comverge for cause, WR shall only be paid for Customized Thermostats shipped prior to the effective date of termination. WR shall also be subject to any claim Comverge may have against WR under other provisions of this Agreement or as a matter of law, including the refund of any overpayment by Comverge.

8.7 Effect of Termination. The expiration or termination for convenience (where permitted by this Agreement or a TUA) of this Agreement or a TUA (pursuant to the terms thereof) will not terminate any purchase orders outstanding on the effective date of termination, and the terms of this Agreement and the applicable TUA will continue to apply to such purchase orders unless the Parties agree otherwise. The termination of this Agreement or a TUA for cause or for breach by the other Party will terminate all outstanding purchase orders and all future obligations of the Parties thereunder. The expiration or termination (for whatever reason) of this Agreement or a TUA will not discharge or release the Parties from liability for any prior breach of this Agreement or the TUA or from any payment obligation that existed prior to the termination.

ARTICLE 9 – ASSIGNMENT

WR may subcontract its manufacturing obligations under this Agreement, provided that any such subcontract shall not relieve WR of its obligations hereunder. Except as so provided, neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party, provided however, that either Party may assign its rights (but not its obligations) under this Agreement to an Affiliate or to an entity acquiring all or substantially all of the assets of such Party without prior approval of the other Party. The Confidentiality Agreement (as defined in Article 11.1) will govern the disclosure of confidential information of Comverge by WR to its subcontractors.

ARTICLE 10 – WARRANTY

10.1 Warranty. WR does not give any warranties with respect to the Co-Development, except as expressly set forth in Article 12.1. WR does not give any warranties with respect to the Prototype Test Units, all such PTU’s being furnished as is, with all faults and defects. Subject to Article 17, WR warrants Customized Thermostats manufactured by it or its subcontractors and delivered to Comverge under this Agreement as provided in Exhibit B, provided, however, that the indemnification by “Buyer” under Section 3 of such warranty, where “Buyer” is Comverge, will only apply to the improper use of the “Goods”. THE WARRANTIES GIVEN IN ARTICLE 12.1 AND EXHIBIT B ARE THE ONLY WARRANTIES GIVEN BY WR WITH RESPECT TO THE CUSTOMIZED THERMOSTATS, THE PROTOTYPE TEST UNITS, OR THE CO-DEVELOPMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO (A) WR’S WORK PURSUANT TO THE CO-DEVELOPMENT, (B) THE PROTOTYPE TEST UNITS, OR (C) THE CUSTOMIZED THERMOSTATS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY WR.

10.2 Amendment. Exhibit B contains WR’s standard warranty in effect on the Effective Date. Should WR change its standard warranty from time to time during the term of this Agreement, WR may amend Exhibit B by providing the updated warranty to Comverge along with a written statement to the effect that such warranty will replace the then-current warranty contained in Exhibit B In such event, the updated warranty shall automatically be deemed to be set forth in Exhibit B without any formal amendment of this Agreement by the Parties.

ARTICLE 11 – CONFIDENTIAL INFORMATION

11.1 Confidentiality. Both Parties are aware of the necessity for maintaining the confidentiality of the other’s confidential information. Accordingly, WR and Comverge have ntered into a separate Mutual Confidentiality Agreement dated August 7, 2003 (“the Confidentiality Agreement”), which is incorporated herein as an integral part of this Agreement, as amended in accordance with Article 11.2.

11.2 Amendment. Section 9 of the Confidentiality Agreement is hereby deleted in its entirety and replaced with the following:

a. Term. The term of this Agreement shall commence on its effective date and shall end upon the later of (A) the expiration or termination of the Communicating Thermostat Co-Development and Supply Agreement dated March 8, 2004, between the parties, or (B) ninety (90) days after either party gives notice of termination to the other party. This Agreement shall apply to all disclosures made during its term, provided that each party’s obligations with respect to the other party’s INFORMATION shall extend

(A) for five (5) years beyond the expiration or termination of this Agreement and (B) forever with respect to INFORMATION that is a TRADE SECRET of the other party. For purposes of this Section 9, INFORMATION is a “TRADE SECRET” of the DISCLOSING PARTY if such INFORMATION is (i) identified as a trade secret at the time of disclosure and (ii) is maintained by the DISCLOSING PARTY as a trade secret under applicable law.

ARTICLE12 – REPRESENTATIONS AND WARRANTIES

12.1 White-Rodgers. WR hereby represents and warrants the following:

a. WR has authority to execute, deliver, and perform its obligations under this Agreement;

b. The execution, delivery and performance of this Agreement by WR and by the individual listed on the signature page are authorized by WR;

c. WR knows of no reason why this Agreement is not enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, receivership, or other similar principles of law or equity;

d. This Agreement does not violate any provision of any law or regulation (federal, state or local) applicable to WR;

e. WR is a division of Emerson Electric Co., an entity duly organized, validly existing and in good standing under the laws of the State of Missouri and is authorized and in good standing in all other jurisdictions necessary to conduct business hereunder; and

f. WR has sufficient rights to use the technology pertaining to the Customized Thermostats to perform its obligations under this Agreement, and the use of such technology by Comverge or WR, and divulgence of information about such technology to Comverge, pursuant to this Agreement does not knowingly violate the rights of any third party or any agreement between WR and another party, nor does any of such technology or information subject Comverge to any liability for use thereof. WR is not aware of any patent or other intellectual property right that would be infringed by WR’s development, manufacture, or sale, or a customer’s use, of Customized Thermostats for use with Comverge’s Communication Modules.

12.2 Comverge. Comverge hereby represents and warrants the following:

a. Comverge has authority to execute, deliver, and perform its obligations under this Agreement;

b. The execution, delivery and performance of this Agreement by Comverge and by the individual listed on the signature page are authorized by Comverge;

c. Comverge knows of no reason why this Agreement is not enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, receivership, or other similar principles of law or equity;

d. This Agreement does not violate any provision of any law or regulation (federal, state or local) applicable to Comverge;

e. Comverge is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized and in good standing in all other jurisdictions necessary to conduct business hereunder; and

f. Comverge has sufficient rights to use the technology pertaining to the Communication Modules to perform its obligations under this Agreement, and the use of such technology by Comverge or WR, and divulgence of information about such technology to WR, pursuant to this Agreement does not knowingly violate the rights of any third party or any agreement between Comverge and another party, nor does any of such technology or information subject WR to any liability for use thereof Comverge is not aware of any patent or other intellectual property right that would be infringed by Comverge’s development, manufacture, or sale, or a customer’s use, of Communication Modules for use with WR’s Customized Thermostats.

ARTICLE 13 – ENTIRE AGREEMENT

This Agreement sets forth the entire understanding and agreement of the Parties with respect to the subject matter herein and there are no representations, understandings, or agreements, oral or written, which are not expressly included herein. Except as provided in Article 10, this Agreement may only be amended, modified or supplemented by and pursuant to a writing that clearly purports to amend, modify or supplement this Agreement (as applicable) and is duly executed by both Parties. Neither course of performance, course of dealing, or usage of trade shall amend, modify, or supplement this Agreement.

ARTICLE 14 – APPLICABLE LAW

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, without regard to that state’s choice of law principles.

ARTICLE I5 – INDEPENDENT PARTIES

15.1 Nothing in this Agreement shall be construed as creating a partnership or joint venture nor shall it be construed as creating the relationship of principal and agent, or employer and employee, between Comverge and WR or between either Party and the other Party’s employees, agents or subcontractors. Neither Party shall have any authority to hire any persons on behalf of the other Party, and any and all persons whom it may employ or hire shall not be deemed to be an employee of the other Party. Neither Party is authorized and shall not incur any debt, liability or obligation of any nature for, or on behalf of the other Party.

15.2 WR personnel shall not for any purposes whatsoever be considered employees of Comverge or be eligible for any Comverge employee benefits or programs. WR shall secure and maintain in force worker’s compensation or the equivalent insurance for WR personnel in amount and form to comply with any applicable law. WR shall not be eligible for any Federal Social Security, State Workmen’s Compensation, or unemployment insurance relative to this Agreement. WR shall be responsible for any Federal or State income taxes imposed on it by virtue of its receipt of income under this Agreement.

15.3 Comverge personnel shall not for any purposes whatsoever be considered employees of WR or be eligible for any WR employee benefits or programs. Comverge shall secure and maintain in force worker’s compensation or the equivalent insurance for Comverge personnel in amount and form to comply with any applicable law. Comverge shall not be eligible for any Federal Social Security, State Workmen’s Compensation, or unemployment insurance relative to this Agreement. Comverge shall be responsible for any Federal or State income taxes imposed on it by virtue of its receipt of income under this Agreement.

ARTICLE 16 – INDEMNIFICATION

16.1 Definitions. For purposes of this Article only, “Comverge Parties” shall mean Comverge, its directors, officers, agents and employees, as well as any subcontractors of Comverge, at any tier, and the subcontractor’s directors, officers, agents and employees, assignees, subsidiaries and affiliates, and each of them; “WR Parties” shall mean WR, its directors, officers, agents and employees, as well as any subcontractors of WR, at any tier, and the subcontractor’s directors, officers, agents and employees, and each of them; and “Claims” shall mean claims, demands, suits or causes of action at law or in equity, whether based on tatute or regulation or on theories of contract, tort, strict liability, or otherwise. The Parties’ obligations under this Article shall not be limited to their respective insurance coverages.

16.2	Intellectual Property Indemnity.

a. White-Rodgers. WR shall indemnify and hold harmless Comverge Parties from and against all amounts payable to Third Parties in respect of, and all costs and expenses (including reasonable attorney’s fees and costs and expenses incurred in establishing a right to indemnity hereunder) incurred in connection with, Claims brought by or on behalf of a Third Party for willful infringement or misappropriation by WR of any patent, trade secret or any other proprietary rights of a third party caused by the use or design of any Customized Thermostat furnished by WR to Comverge under this Agreement, provided that (i) such use is consistent with the use described in or contemplated by the Statement of Work of any written instructions for use furnished by WR or by Comverge with WR’s written approval, (ii) such infringement or misappropriation is not based solely on the combination or integration of the Customized Thermostat with a Communication Module or any other device or product not designed or manufactured by WR, (iii) such design, if any, was not effected pursuant to the request of any Comverge Parties with their knowledge (actual or constructive) of any infringement or misappropriation issue related thereto, and/or (iv) such infringement is not the result of the application of additional brand names and trademarks pursuant to Article 7. WR shall defend, at its own expense, all Claims that, if resolved adversely to WR or any of the Comverge Parties, would be covered by the foregoing indemnity. WR shall have the right, in order to avoid such Claims, to substitute at its own expense non-

infringing or non-misappropriating Customized Thermostats or to modify at its own expense the use or design of infringing or misappropriating Customized Thermostats so they become non-infringing or non-misappropriating, provided that such substituted or modified use or design shall be subject to Comverge Parties’ approval, which approval shall not be unreasonably withheld, and shall meet all the requirements stated in this Agreement.

b. Converge. Comverge shall indemnify and hold harmless WR Parties from and against all amounts payable to Third Parties in respect of, and all costs and expenses (including reasonable attorney’s fees and costs and expenses incurred in establishing a right to indemnity hereunder) incurred in connection with, Claims brought by or on behalf of a Third Party for willful infringement or misappropriation by Comverge of any patent, trade secret or any other proprietary rights of a third party caused by the use or design of any Communication Module developed by Comverge under this Agreement, provided that (i) such use is consistent with the use described in or contemplated by the Statement of Work of any written instructions for use furnished by Comverge, (ii) such infringement or misappropriation is not based solely on the combination or integration of the Customized Thermostat with a Communication Module or any other device or product not designed or manufactured by Comverge, and/or (iii) such design, if any, was not effected pursuant to the request of any WR Parties with their knowledge (actual or constructive) of any infringement or misappropriation issue related thereto. Comverge shall defend, at its own expense, all Claims that, if resolved adversely to Comverge or any of the WR Parties, would be covered by the foregoing indemnity. Comverge shall have the right, in order to avoid such Claims, to substitute at its own expense non-infringing or non-misappropriating Communication Modules or to modify at its own expense the use or design of infringing or misappropriating Communication Modules so they become non-infringing or non-misappropriating, provided that such substituted or modified use or design shall be subject to WR Parties’ approval, which approval shall not be unreasonably withheld, and shall meet all the requirements stated in this Agreement.

c. Exclusive Remedy. This Article 16.2 sets forth each Party’s sole and exclusive liability (as indemnitor) and remedy (as indemnitee) for infringement or misappropriation of intellectual property rights arising out of or related to the Co- Development, the Customized Thermostats or the Communication Modules.

16.3 Additional Provisions Relating to Indemnity. For purposes of this Article 16.3, the Party required to provide indemnification under this Article 16 shall be referred to as the “Indemnifying Party” and the Party entitled to be indemnified shall be referred to as the “Indemnified Party”. The following provisions shall apply to the foregoing subarticles of this Article 16 in respect of each Claim for which the Indemnified Party has sought or intends to seek indemnification hereunder:

a. the Indemnifying Party shall be entitled to control completely the defense and settlement of the Claim; provided, however, that (A) the Indemnified Party shall be entitled to participate in such defense at its own expense using counsel of its choice, and (B) the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, agree to any settlement of a Claim that would require payment of money by the Indemnified Party for which the Indemnifying Party does not agree to indemnify the Indemnified Party hereunder, require or prohibit any action by the Indemnified Party (other than the payment of money for which the Indemnifying Party agrees to indemnify the Indemnified Party hereunder) or an admission of fault or liability by the Indemnified Party;

b. the Indemnified Party shall provide written notice to the Indemnifying Party of the Claim promptly after becoming aware of such Claim and shall further provide all cooperation and assistance as may be reasonably requested by the Indemnifying Party in connection with the Indemnifying Party’s defense thereof; and

c. the Indemnified Party shall not settle the Claim without the Indemnifying Party’s prior written consent, which the Indemnifying Party may withhold or grant in its sole discretion.

ARTICLE 17 – LIMITATION OF REMEDY AND LIABILITY

17.1 Limited Remedy. THE SOLE AND EXCLUSIVE REMEDY, AND WR’S SOLE AND EXCLUSIVE OBLIGATION AND LIABILITY, FOR A BREACH OF THE WARRANTY IN EXHIBIT B SHALL BE REPLACEMENT OR CREDIT OF THE PURCHASE PRICE AS SET FORTH THEREIN.

17.2 Exclusion of Indirect Damages. IN NO EVENT SHALL A PARTY’S LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT OR ARISING OUT OF OR RELATED TO THE CO-DEVELOPMENT, THE CUSTOMIZED THERMOSTATS, THE COMMUNICATION MODULES OR ANY OTHER WORK PERFORMED HEREUNDER EXTEND TO INCLUDE INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM OF THE CLAIM OR CAUSE OF ACTION (WHETHER BASED IN CONTRACT, INFRINGEMENT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE). The term “consequential damages” shall include, but not be limited to, loss of anticipated profits, business interruption, loss of use or revenue, cost of capital or loss or damage to property or equipment.

17.3 Liability Cap. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR DAMAGES CAUSED BY DELAY IN PERFORMANCE AND IN NO EVENT, REGARDLESS OF THE FORM OF THE CLAIM OR CAUSE OF ACTION (WHETHER BASED IN CONTRACT, INFRINGEMENT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE), SHALL EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THE HANDLING, USE, OR APPLICATION OF ANY INTEGRATED CUSTOMIZED THERMOSTAT/ COMMUNICATIONS MODULE PRODUCT (INCLUDING ANY FAILED OR DEFICIENT PERFORMANCE OF, OR DEFECT IN, SUCH INTEGRATED PRODUCT) EXCEED ***.

ARTICLE 18 – COMPLIANCE WITH LAWS

18.1 WR and Comverge shall be familiar with all foreign, federal, state, regional and local laws, ordinances, regulations, bylaws, codes, standards, orders and decrees which in any material manner affect their conduct pursuant to this Agreement, and the Parties agree at all times to observe and comply therewith.

18.2 WR and Comverge shall comply with all applicable foreign, federal, state, regional or local laws, rules and regulations regarding taxes, and the payment of taxes of all kinds now in effect and those becoming effective hereafter during the term of this Agreement including, without limitation, social security, state unemployment insurance, withholding taxes, sales and use tax and income tax.

ARTICLE 19 – HEADINGS

The headings set forth herein are for convenience only and shall not define or limit any of the terms hereof.

ARTICLE 20 – WAIVER

The failure of either Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part thereof, or the right to enforce each and every such provision. An express written waiver made one or more times by each of the Parties of any provision, condition or requirement of this Agreement shall not constitute waiver of any future obligation to comply with such provision, condition or requirement.

ARTICLE 21 – NOTICE

Any notice or communications provided for in this Agreement shall be in writing and sent by fax or overnight mail or courier, in the following manner:

If to:	White-Rodgers

White-Rodgers Division of Emerson Electric Co.
8100 West Florissant Avenue
St. Louis, MO 63136
Fax No. (314) 553-3651
Attn: Intellectual Property Manager

If to:	Comverge

Comverge, Inc.
120 Eagle Rock Avenue
Suite 190
East Hannover, NJ 07936
Fax No. 973-884-3504
Attn: Mr. Arthur “Bud” Vos

Either Party may change any of its contact information for purposes of this Article by notifying the other Party in accordance with this Article 21. Notices sent by fax shall be deemed to have been received at the close of the business day on which it was transmitted. Notice by overnight mail or courier shall be deemed to have been received the next business day after it was sent.

ARTICLE 22 – PUBLICITY

Neither Party shall disclose any information or make any news release, advertisement, public communication, response to media inquiry or other public statement regarding the Co- Development or the processes, models, data or other information related to the Co-Development without the prior written consent of the other Party, which shall not be unreasonably withheld. Neither Party shall make reference to the other Party or to the existence of this Agreement in any advertising or other publication (except for internal company publications), without the other Party’s prior written consent, which shall not be unreasonably withheld, and neither Party shall associate or in any way connect its name, trademark or any other intellectual property right to any name, trademark or any other intellectual property right of the other without the other Party’s prior written consent. Neither Party shall make any oral or written statement or perform any act indicating that the other Party endorses or approves, or has endorsed or approved, any of the other Party’s products or services. Notwithstanding the foregoing, nothing in this Article shall prevent either Party from identifying the other Party for reference purposes or from making such disclosure, as the disclosing Party, in its sole judgment, may deem appropriate to satisfy such Party’s disclosure obligations under applicable law.

ARTICLE 23 – SUBSTITUTION

In the event WR desires to substitute items for those specified in the Statement of Work, WR shall make a written request to Comverge in accordance with Article 21. Said request shall include, at a minimum, a discussion of the benefits to Comverge of the substitution, cost and schedule impacts, if any, and information which demonstrates that the substituted item is, in fact, equivalent in all respects to the specified item. Comverge, at its sole discretion, reserves the right to accept or reject any request for any reason but Comverge agrees to cooperate with WR where substitute items are necessary because of the unavailability of originally required items. Comverge’s acceptance or rejection of WR’s request shall be given within thirty (30) calendar days of receipt of a complete request. In no event shall acceptance or rejection of any substitution serve to release WR from any of its obligations or liabilities under this Agreement. All substitutions acceptable to Comverge shall be confirmed by written amendment to this Agreement.

ARTICLE 24 – SEVERABILITY

The provisions of this Agreement are severable, and, if any provision shall be determined to be illegal or unenforceable, such determination shall in no manner affect any other provision hereof, and the remainder of this Agreement shall remain in full force and effect; provided however, that the intention and essence of this Agreement may still be accomplished and satisfied.

ARTICLE 25 – SUCCESSORS

This Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors and permitted assignees.

ARTICLE 26 – FORCE MAJEURE

Neither Party shall be liable for delays in performance or for non-performing due to: acts of God; war, terrorism; fire; flood; weather; sabotage; strikes or labor disputes; civil disturbances or riots; governmental requests, restrictions, allocations, laws, regulations, orders or actions; unavailability of or delays in transportation; default of suppliers; or unforeseen circumstances or any events or causes beyond each Party’s reasonable control. Deliveries or other performance may be suspended for an appropriate period of time or canceled by a Party upon notice to the other Party in the event of any of the foregoing, but the balance of this Agreement shall otherwise remain unaffected as a result of the foregoing; provided, however, that if such suspension exceeds sixty (60) consecutive days, the other Party shall have the right to terminate this Agreement in accordance with Article 8.2 or Article 8.3, as applicable. This Article 26 shall not, however, apply to a payment obligation of either Party.

ARTICLE 27 – NUCLEAR

CUSTOMIZED THERMOSTATS DEVELOPED OR SOLD HEREUNDER ARE NOT FOR USE AT ANY NUCLEAR WEAPONS FACILITY, NUCLEAR POWER PLANT, OR OTHER FACILITY AT WHICH NUCLEAR POWER IS USED OR GENERATED. Comverge accepts Customized Thermostats with the foregoing understanding, agrees to communicate the same in writing to any subsequent purchasers or users and to defend, indemnify and hold harmless WR from any claims, losses, suits, judgments and damages arising from such use, whether the cause of action be based in tort, contract or otherwise, including allegations that the WR’s liability is based on negligence or strict liability.

ARTICLE 28 – SURVIVAL

Obligations and rights under, and provisions of, this Agreement that, by their nature, would continue beyond the termination or expiration hereof, shall survive the termination or expiration of this Agreement. Without limiting the generality of the preceding sentence, the following Articles shall survive the termination or expiration of this Agreement: 2.4, 2.5, 2.6, 2.7, 2.8, 7, 10, 11, 12, 15, 16, 17, 22, 26, and 27.

ARTICLE 29 – CUMULATIVE REMEDIES

Except where this Agreement expressly provides for an exclusive remedy, the remedies afforded to the non-defaulting Party by this provision shall be deemed cumulative. Nothing herein contained shall limit the rights or remedies of the non-defaulting Party at law or in equity.

ARTICLE 30 – PRECEDENCE

In the event of a conflict or inconsistency between this Agreement and any TUA, this Agreement shall govern except where the TUA specifically states that it modifying or superseding (or uses words of similar import) a provision of this Agreement.

IN WITLESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of July 1, 2005.

COMVERGE, INC

By:	/s/ Edward Myszka
Edward Myszka,
President and Chief Operating Officer, Solutions Group

EMERSON ELECTRIC CO., WHITE-RODGERS DIVISION

By:	/s/ Earle L. Weaver
Earle L. Weaver, President